                                                                   EXHIBIT 10(b)








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                                 LOAN AGREEMENT

                                  BY AND AMONG


                            TITAN INTERNATIONAL, INC.

                                       AND

                        LASALLE BANK NATIONAL ASSOCIATION


                             DATED DECEMBER 21, 2001



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

                                TABLE OF CONTENTS

1.    DEFINITIONS........................................................................................1
   1.1   Defined Terms...................................................................................1
   1.2   Other Terms Defined in UCC......................................................................7
   1.3   Other Definitional Provisions; Construction.....................................................7
   1.4   Terms Incorporated by Reference from Term Facility Agreement....................................7
2.    COMMITMENT OF THE BANK.............................................................................7
   2.1   Revolving Loans.................................................................................7
   2.2   [Intentionally Omitted].........................................................................9
   2.3   Additional LIBOR Loan Provisions................................................................9
   2.4   Conversion of Revolving Loans; Procedure.......................................................10
   2.5   Procedure at End of Interest Period............................................................10
   2.6   Interest and Fee Computation; Collection of Funds..............................................11
   2.7   Letters of Credit..............................................................................11
3.    CONDITIONS OF BORROWING...........................................................................11
   3.1   Loan Documents.................................................................................11
   3.2   Event of Default...............................................................................12
   3.3   Adverse Changes................................................................................12
   3.4   Representations and Warranties.................................................................12
   3.5   Term Facility Agreement........................................................................12
4.    NOTE EVIDENCING LOANS.............................................................................12
5.    MANNER OF BORROWING...............................................................................13
6.    COLLATERAL AND GUARANTIES.........................................................................14
   6.1   Collateral.....................................................................................14
   6.2   Guaranties.....................................................................................14
   6.3   Further Assurances.............................................................................14
7.    REPRESENTATIONS AND WARRANTIES....................................................................15
8.    COVENANTS.........................................................................................15
   8.1   Term Facility Agreement........................................................................15
   8.2   Lockbox Agreement..............................................................................15
9.    EVENTS OF DEFAULT.................................................................................16
   9.1   Events of Default..............................................................................16
10.   REMEDIES..........................................................................................19
11.   GUARANTY..........................................................................................19
   11.1     The Guarantees..............................................................................19
   11.2     Guarantee Unconditional.....................................................................20
   11.3     Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.................20
   11.4     Subrogation.................................................................................21
   11.5     Waivers.....................................................................................21
   11.6     Limit on Recovery...........................................................................21
   11.7     Stay of Acceleration........................................................................21
12.   MISCELLANEOUS.....................................................................................22
   12.1     Obligations Absolute........................................................................22

   12.2     Entire Agreement............................................................................22
   12.3     Amendments; Waivers.........................................................................22
   12.4     INTENTIONALLY OMITTED.......................................................................22
   12.5     WAIVER OF JURY TRIAL........................................................................22
   12.6     LITIGATION..................................................................................23
   12.7     Assignability...............................................................................23
   12.8     Confidentiality.............................................................................23
   12.9     Binding Effect..............................................................................24
   12.10    Governing Law...............................................................................24
   12.11    Enforceability..............................................................................24
   12.12    Survival of Borrower Representations........................................................24
   12.13    Extensions of Bank's Commitment and Note....................................................24
   12.14    Time of Essence.............................................................................24
   12.15    Counterparts................................................................................24
   12.16    Facsimile Signatures........................................................................25
   12.17    Notices.....................................................................................25
   12.18    Indemnification.............................................................................26

                                 LOAN AGREEMENT


         This LOAN AGREEMENT dated as of December 21, 2001 (the "Agreement"), is executed by and among TITAN INTERNATIONAL, INC., An Illinois corporation (the "Borrower") whose address is 2701 Spruce Street, Quincy, Illinois 62301, each of the parties now, or from time to time becoming, a party hereto as Guarantor and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the "Bank"), whose address is 135 South LaSalle Street, Chicago, Illinois 60603.

         In consideration of the mutual agreements hereinafter set forth, the Borrower, Guarantors and the Bank hereby agree as follows:

1. DEFINITIONS

         1.1 Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

          "Bankruptcy Code" shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

         "Business Day" shall mean any day other than (x) a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois and (y) if the applicable Business Day relates to a LIBOR Loan, any day satisfying the criteria set forth in the immediately preceding clause (x) on which the Bank is dealing in United States dollars in the interbank market in London, England.

         "Cash Collateral" shall mean all monies from time to time deposited in the Cash Collateral Account and all income therefrom.

         "Cash Collateral Account" means that certain interest bearing deposit account number 99015036 (or another account mutually acceptable to Borrower and Bank in the name of the Borrower maintained with, and under the sole custody and control of the Bank into which the Eligible Cash Collateral will be deposited and held.

         "Change in Control" shall have the same meaning herein as such term is defined in the Term Facility Agreement.

         "Collateral" means all properties, rights, interests and privileges from time to time subject to the Liens granted to the Bank pursuant to the Collateral Documents.

         "Collateral Documents" means the Security Agreement and all financing statements as shall from time to time secure or relate to the Obligations or any part thereof.

         "Default Rate" shall mean a per annum rate of interest equal to the Prime Rate plus two percent (2%) per annum.

         "Eligible Cash Collateral" shall mean all sums on deposit in the Cash Collateral Account and in which the Bank has a first perfected Lien and which is not subject to any claim or Lien of any other Person other than a subordinate Lien in favor of GECC, as Agent securing Borrower's obligations under the Term Facility as provided in the Intercreditor Agreement.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Event of Default" shall mean any of the events or conditions set forth in Section 9.1 hereof.

         "Federal Funds Rate" shall mean, as of any date, the daily effective Federal Funds rate for such day as published in Federal Reserve Statistical Release, H.15 (or, if at any time such Release is not published, the successor thereto or closest approximation (as determined by the Bank) thereto), for such day; provided however that the Federal Funds rate for any day on which the Federal Reserve Bank of New York (the "New York Fed") is not open for business shall be the Federal Funds Rate for the next preceding day on which the New York Fed was open for business; and provided further that if the Bank determines, in good faith, that it is unable to determine the Federal Funds Rate on the basis of Federal Funds Statistical Release H.15, then the Bank shall determine such Rate based on the quotations of three dealers in Federal Funds in New York City, as reasonably selected by the Bank, and the Bank's determination of such rate shall be binding and conclusive absent manifest error.

         "GAAP" shall mean generally accepted accounting principles, using the accrual basis of accounting and consistently applied with prior periods, provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to fiscal year-end adjustments and footnotes made in accordance with GAAP.

         "GECC" means General Electric Capital Corporation.

         "Guarantor" shall mean each Subsidiary of the Borrower other than a Subsidiary organized outside of the United States of America, Titan Credit Corporation, Titan Marketing Services, Inc., Automotive Wheels, Inc. and Dyneer Corporation.

         "Indemnified Party" and "Indemnified Parties" shall mean, respectively, each of the Bank and any parent corporations, affiliated corporations or subsidiaries of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

         "Intercreditor Agreement" shall mean the Intercreditor Agreement bearing even date herewith between the Bank and GECC, as Agent as the same may from time to time be amended or modified.

          "Interest Period" shall mean, with regard to any LIBOR Loan, successive one, two, three or six month periods as selected from time to time by the Borrower by notice given to the Bank not less than three Business Days prior to the first day of each respective Interest Period; provided, however, that:
(i) each such Interest Period occurring after the initial Interest Period of any LIBOR Loan shall commence on the day on which the preceding Interest Period for such LIBOR Loan expires, (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the immediately preceding Business Day;
(iii) whenever the first day of any Interest Period occurs on a day of a month for which there is no numerically corresponding day in the calendar month in which such Interest Period terminates, such Interest Period shall end on the last Business Day of such calendar month; and (iv) the final Interest Period must be such that its expiration occurs on or before the Maturity Date.

         "Letter of Credit" and "Letters of Credit" shall mean, respectively, a letter of credit and all such letters of credit issued by the Bank, in its sole discretion, upon the execution and delivery by the Borrower and the acceptance by the Bank of a Master Letter of Credit Agreement and an application for Letter of Credit, as set forth in Section 2.7 of this Agreement.

         "Letter of Credit Obligations" shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit for which the Borrower has reimbursed the Bank, (iii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit which have been converted to a Revolving Loan as set forth in Section 2.7, and (iv) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding Letter of Credit Obligations at any time, the Bank's acceptance of a draft drawn on the Bank pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

          "LIBOR" shall mean a rate of interest equal to (a) the quotient of (x) per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered generally to the Bank (rounded upward if necessary, to the nearest 1/100 of 1.00%) in the London Interbank Eurodollar market at 11:00 a.m. (London time) two

Business Days prior to the commencement of each Interest Period and (y) one minus the maximum reserve percentages for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency liabilities, or
(b) the rate per annum equal to the rate determined by the Bank to be the offered rate that appears on page 3750 of the Telerate screen (or any successor thereto) as the average British Bankers Association Interest Settlement Rate for deposits in United States dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, such rate to remain fixed for such Interest Period. The Bank's determination of LIBOR shall be conclusive, absent manifest error.

         "LIBOR Loan" or "LIBOR Loans" shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loans that will bear interest at the LIBOR Rate, of which at any time and from time to time, the Borrower may identify no more than nine (9) advances of the Loans which will bear interest at the LIBOR Rate, of which each particular LIBOR Loan must be in the amount of One Million and 00/100 Dollars ($1,000,000) or a higher integral multiple of One Hundred Thousand and 00/100 Dollars ($100,000).

         "LIBOR Rate" shall mean a per annum rate of interest equal to LIBOR for the relevant Interest Period (rounded upward if necessary, to the nearest 1/100 of 1.00%) plus two percent (2%), which LIBOR Rate shall remain fixed during such Interest Period.

         "Lien" shall mean any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a capital lease on the balance sheet of the Borrower prepared in accordance with GAAP.

         "Loans" shall mean, collectively, all Revolving Loans (whether Prime Loans or LIBOR Loans) made by the Bank to the Borrower and all Letter of Credit Obligations, under and pursuant to this Agreement.

         "Loan Documents" shall have the meaning set forth in Section 3.1.

         "Lockbox Agreement" shall mean that certain Lockbox Account Agreement dated December 21, 2001 among GECC, as Agent, the Borrower and the Bank, as amended from time to time.

         "Mandatory Prepayment" shall have the meaning set forth in Section 2.1(c).

         "Material Adverse Effect" shall have the same meaning herein as such term is defined in the Term Facility Agreement.

         "Maturity Date" shall mean December 21, 2006.

         "Maximum Letter of Credit Obligation" shall mean the lesser of (a) the Revolving Loan Commitment less the aggregate amount of all Revolving Loans outstanding at any time, or (b) Ten Million and 00/100 Dollars ($10,000,000.00).

         "Note" shall mean the Revolving Note.

         "Obligations" shall mean the Loans, all interest accrued thereon, all liabilities and obligations of the Borrower or any Guarantor pursuant hereto or any other Loan Document, including, fees due the Bank hereunder or thereunder and any expenses incurred by the Bank hereunder or thereunder, in each case whether now or hereafter existing, whether now due or to become due, direct or indirect, absolute or contingent, and whether several, joint or joint and several.

         "Obligors" shall mean the Borrower, the Guarantors, any accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

         "Person" shall mean any individual or providing credit support for, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

         "Prime Loan" or "Prime Loans" shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Loans that will bear interest at the Prime Rate.

         "Prime Rate" shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by the Bank as its prime commercial rate, which is not intended to be the Bank's lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by the Bank. The Bank shall not be obligated to give notice of any change in the Prime Rate.

         "Regulatory Change" shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office.

         "Reserve" shall mean $742,500 until such time as GECC has confirmed to Bank that it has received fees payable to GECC pursuant to the "GE Capital Fee Letter" (as defined in the Term Facility Agreement) payable to GECC on June 30, 2002, and $0 at all times thereafter.

         "Revolving Interest Rate" shall mean the Borrower's from time to time option of (i) the Prime Rate or (ii) the LIBOR Rate.

         "Revolving Loan" and "Revolving Loans" shall mean, respectively, each direct advance and the aggregate of all such direct advances, from time to time in the form of either Prime Loans and/or LIBOR Loans, made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

         "Revolving Loan Availability" shall mean at any time, Revolving Loan Commitment less the Letter of Credit Obligations.

         "Revolving Loan Commitment" shall mean Twenty Million and 00/100 Dollars ($20,000,000.00) less the Reserve.

         "Revolving Note" shall have the meaning set forth in Section 4 hereof.

         "Security Agreement" shall mean that certain Security Agreement bearing even date herewith from the Borrower and Guarantors in favor of the Bank.

          "Subsidiary" and "Subsidiaries" shall mean, respectively, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships or other entities of which or in which the Borrower owns directly or indirectly fifty percent (50.00%) or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such entity if a corporation, (ii) the management authority and capital interest or profits interest of such entity, if a partnership, limited partnership, limited liability company, limited liability partnership, joint venture or similar entity, or (iii) the beneficial interest of such entity, if a trust, association or other unincorporated organization.

          "Term Facility" shall mean the term loans in the aggregate principal amount of Ninety Nine Million Dollars ($99,000,000) extended to the Borrower and Guarantors pursuant to the Term Facility Agreement.

         "Term Facility Agreement" shall mean that certain Credit Agreement dated as of December 21, 2001 among the Borrower, the Guarantors, GECC, as Agent and the Lenders party thereto, a copy of which is attached hereto as Exhibit B, as amended or restated from time to time.

          "UCC" shall mean the Uniform Commercial Code in effect in Illinois from time to time.

         "Wholly-Owned Subsidiary" shall mean any Subsidiary of which or in which the Borrower owns directly or indirectly 100% of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (ii) the capital interest or profits interest of such Persons, if it is a partnership, joint venture or similar entity, or (iii) the beneficial interest of such Persons, if it is a trust, association or other unincorporated organization.

         1.2 Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.

         1.3 Other Definitional Provisions; Construction. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word "Borrower" shall be so construed. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in accordance with Section 12.3 hereof. References in this Agreement to any party shall include such party's successors and permitted assigns. References to any "Section" shall be a reference to such Section of this Agreement unless otherwise stated. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

         1.4 Terms Incorporated by Reference from Term Facility Agreement. Any provision in this Agreement and/or in the other Loan Documents which incorporates provisions from the Term Facility Agreement shall, by such incorporation, likewise include the definitions of any capitalized words and phrases within the incorporated provisions which are specifically defined in other sections of the Term Facility Agreement.

2. COMMITMENT OF THE BANK.

         2.1 Revolving Loans.

                  (a) Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make such Revolving Loans at such times as the Borrower may from time to time request until, but not including, the Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability. Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Maturity Date unless the Revolving Loans are otherwise terminated or extended as provided in this Agreement. The Revolving Loans shall be used solely by the Borrower for working capital purposes.

                  (b) Revolving Loan Interest and Payments. Except as otherwise provided in this SECTION 2.1(B), the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the Revolving Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are Prime Loans, shall be due and payable monthly, in arrears, commencing on January 31, 2002 and continuing on the last day of each calendar month thereafter, and on the Maturity Date. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period (provided, however, that for Interest Periods of six months, accrued interest shall also be paid on the date which is three months from the first day of such Interest Period), commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Maturity Date. Any amount of principal or interest on the Revolving Loans which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

                  (c) Revolving Loan Principal Repayments.

                           (i) Mandatory Principal Prepayments. All Revolving
                  Loans hereunder shall be repaid by the Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of all Revolving Loans and Letter of Credit Obligations hereunder exceed the Revolving Loan Availability, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as shall be necessary to eliminate such excess. Each such prepayment shall be first applied against Prime Rate Loans then outstanding until payment in full thereof, then to any LIBOR Loans which are then outstanding. Also, if the Borrower chooses not to convert any Revolving Loan which is a LIBOR Loan to a Prime Loan as provided in SECTION 2.3(B) and SECTION 2.3(C), then such Revolving Loan shall be immediately due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

                           (ii) Optional Prepayments. In addition to the
                  Mandatory Prepayment, the Borrower may from time to time prepay the Revolving Loans which are Prime Loans, in whole or in part, without any prepayment penalty whatsoever, subject to the following conditions: (i) each partial prepayment shall be in an amount equal to Ten Thousand Dollars ($10,000) or a higher integral multiple of Five Thousand Dollars ($5,000); and (ii) any prepayment of the entire principal balance of the Prime Loans shall include accrued interest on such Prime Loans to the date of such prepayment and payment in full of all other Obligations (other than the LIBOR Loans), then due and payable.

         2.2 [Intentionally Omitted].

         2.3 Additional LIBOR Loan Provisions.

                  (a) LIBOR Loan Prepayments. Notwithstanding anything to the contrary contained herein, the principal balance of any LIBOR Loan may not be prepaid in whole or in part at any time. If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, the Borrower agrees to indemnify the Bank against any loss (including any loss on redeployment of the funds repaid), cost or expense incurred by the Bank as a result of such prepayment.

                  (b) LIBOR Unavailability. If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) United States dollar deposits of sufficient amount and maturity for funding any LIBOR Loan are not available to the Bank in the London Interbank Eurodollar market in the ordinary course of business, or (ii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the relevant LIBOR Loan, the Bank shall promptly notify the Borrower thereof and, so long as the foregoing conditions continue, Loans may not be advanced as a LIBOR Loan thereafter. Bank shall promptly give notice to Borrower if the circumstances giving rise to such suspension cease to exist. In addition, at the Borrower's option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

                  (c) Regulatory Change. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify the Borrower and Loans may not be advanced as a LIBOR Loan thereafter. In addition, at the Borrower's option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or
(ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

                  (d) LIBOR Loan Indemnity. If any Regulatory Change (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such LIBOR Loan or the Bank's funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to the Bank of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrower shall pay to the Bank, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount. Under such circumstances, Bank shall provide a statement to Borrower as to the amount of such loss or expense, prepared in good faith and in reasonable detail which shall be conclusive and binding for all purposes absent manifest error.

         2.4 Conversion of Revolving Loans; Procedure. So long as no Default or Event of Default exists and is continuing, Borrower may convert all or any part of any outstanding Prime Loan into LIBOR Loans or by giving notice to Bank of such conversion not later than 2:00 p.m., Chicago time, on a Business Day which is at least three Business Days prior to the date of the requested conversion to a LIBOR Loan. Each such notice shall be effective upon receipt by Bank, shall be in writing (which may be by telecopy) or by telephone to be promptly confirmed in writing, shall specify the date and amount of such conversion, the total amount of Loans to be so converted and the Interest Period therefor. Each conversion of Prime Loans into a LIBOR Loan or Loans shall be on a Business Day, and the aggregate amount of each such conversion shall be at least One Million Dollars ($1,000,000) or higher integral multiple of One Hundred Thousand Dollars ($100,000).

         2.5 Procedure at End of Interest Period.

                  (a) Automatic Conversion. Unless the Borrower requests a new LIBOR Loan in accordance with subsection (b) below or repays such a Loan on the last day of the applicable Interest Period, Bank shall automatically and without request by the Borrower, on the last day of the applicable Interest Period, convert each LIBOR Loan to a Prime Loan. Bank shall promptly notify the Borrower of the automatic conversion of any LIBOR Loan to a Prime Loan pursuant to this subsection (a); provided that any failure by Bank to provide such notice shall have no affect on the conversion of such LIBOR Loan nor the Obligations of the Borrower under this Agreement.

                  (b) Extension. So long as no Default or Event of Default exists and is continuing, the Borrower may cause all or any part of an outstanding LIBOR Loan to be refunded as a new LIBOR Loan at the end of the then-applicable Interest Period, by notifying Bank not later than 2:00 p.m., Chicago time, on a Business Day which is at least three Business Days prior to the first day of the new Interest Period for the LIBOR Loans. Each such notice shall be effective upon receipt by Bank, shall be in writing (which may be by telecopy) or by telephone to be promptly confirmed in writing and shall specify the amount of the new LIBOR Loans and the Interest Period therefor. Each new Interest Period for a LIBOR Loan shall begin on the next Business Day after the last day of the then applicable Interest Period and the aggregate amount of the LIBOR Loan bearing the then applicable LIBOR Rate shall be at least One Million Dollars ($1,000,000) or a higher multiple of One Hundred Thousand Dollars ($100,000).

         2.6 Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by the Borrower hereunder or under the Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

         2.7 Letters of Credit. Subject to the terms and conditions of this Agreement and upon the execution by the Borrower and the Bank of a Master Letter of Credit Agreement and, upon the execution and delivery by the Borrower, and the acceptance by the Bank, in its sole and absolute discretion, of an application for letter of credit, the Bank agrees to issue for the account of the Borrower out of the Revolving Loan Availability, such Letters of Credit in the standard form of the Bank and otherwise in form and substance acceptable to the Bank, from time to time during the term of this Agreement, provided that the Letter of Credit Obligations may not at any time exceed the Maximum Letter of Credit Obligation and provided, further, that no Letter of Credit shall have an expiration date later than the Maturity Date. The amount of any payments made by the Bank with respect to draws made by a beneficiary under a Letter of Credit for which the Borrower has failed to reimburse the Bank upon the earlier of (i) the Bank's demand for repayment, or (ii) five (5) days from the date of such payment to such beneficiary by the Bank, shall be deemed to have been converted to a Revolving Loan as of the date such payment was made by the Bank to such beneficiary. Upon the occurrence of an Event of Default and at the option of the Bank, all Letter of Credit Obligations shall be converted to Revolving Prime Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower and the Bank agrees to give the Borrower notice of any such conversion but its failure to do so shall not affect the effectiveness thereof.

3. CONDITIONS OF BORROWING. Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse or make all or any portion of the Loans if any of the following conditions shall have occurred.

         3.1 Loan Documents. The Borrower shall have failed to execute and deliver to the Bank any of the following Loan Documents (collectively, the "Loan Documents"), all of which must be satisfactory to the Bank and the Bank's counsel in form, substance and execution:

                  (a) Loan Agreement. Two copies of this Agreement duly executed by the Borrower.

                  (b) Revolving Note. A Revolving Note duly executed by the Borrower, in the form attached hereto as Exhibit "A".

                  (c) Security Agreement. Two copies of the Security Agreement duly executed by the Borrower and the Guarantors.

                  (d) Resolutions. Resolutions of the board of directors of the Borrower and Guarantors authorizing the execution of this Agreement and the Loan Documents.

                  (e) Lockbox Agreement. Two copies of the Lockbox Agreement duly executed by the Borrower and GECC.

                  (f) Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes, financing statements and other documents which are provided for hereunder or which the Bank shall require.

         3.2 Event of Default. Any Event of Default, or any event which, with notice or lapse of time, or both would constitute an Event of Default, shall have occurred and be continuing.

         3.3 Adverse Changes. A material adverse change in the financial condition or affairs of the Borrower, as determined in the Bank's reasonable discretion, shall have occurred.

         3.4 Representations and Warranties. Any representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect in any material way as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

         3.5 Term Facility Agreement. In the case of the initial Loan to be made hereunder, the Borrower shall have failed to satisfy any condition precedent contained in the Term Facility Agreement (other than the effectiveness of this Agreement or as have been waived by the Agent and lenders thereunder).

4. NOTE EVIDENCING LOANS. The Revolving Loans and the Letter of Credit Obligations shall be evidenced by a single Revolving Note (together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor, the "Revolving Note") in the form of Exhibit "A" attached hereto, duly executed by the Borrower and payable to the order of the Bank. Although the Revolving Note shall be expressed to be payable in the maximum amount of the Revolving Loan Commitment, Borrower shall be obligated to pay only the unpaid balance of the Revolving Loans together with interest thereon and other amounts due in connection therewith as provided herein and in the other Loan

Documents. At the time of the initial disbursement of a Revolving Loan and at each time an additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder and the amount of all Letter of Credit Obligations, (ii) any unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans or the Letter of Credit Obligations. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

5. MANNER OF BORROWING. Each Loan shall be made available to the Borrower upon its request, from any Person whose authority to so act has not been revoked by the Borrower in writing previously received by the Bank. Each such request shall be effective upon receipt by the Bank and shall be in writing (which may be by telecopy) or by telephone to be promptly confirmed in writing. Each Revolving Loan may be advanced either as a Prime Loan or a LIBOR Loan, provided, however, that at any time and from time to time, the Borrower may identify no more than nine (9) Revolving Loans which may be LIBOR Loans. A request for a Prime Loan must be received by no later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded. A request for a LIBOR Loan must (i) be received by no later than 11:00 a.m. Chicago, Illinois time, three days before the day it is to be funded, and (ii) be in an amount equal to One Million Dollars ($1,000,000) or a higher integral multiple of One Hundred Thousand Dollars ($100,000) and (iii) specify the applicable Interest Period. If for any reason the Borrower shall fail to select timely an Interest Period for an existing LIBOR Loan, then such LIBOR Loan shall be immediately converted to a Prime Loan on the last Business Day of the then existing Interest Period, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. Except to the extent such Loan represents a conversion or refunding of an outstanding Loan, the proceeds of each Prime Loan or LIBOR Loan shall be made available at the office of the Bank by credit to an account designated by the Borrower or by other means requested by the Borrower and acceptable to the Bank.

         Each Letter of Credit shall be issued by the Bank upon the execution of the Bank's standard Master Letter of Credit Agreement by the Borrower and the Bank, and the execution and delivery by the Borrower and the acceptance by the Bank, in its reasonable discretion, of the Bank's standard application for Letter of Credit and the payment by the Borrower of the Bank's fees charged in connection therewith as hereinafter provided. For each Letter of Credit issued under and pursuant to this Agreement, the Borrower agrees to pay an annual fee equal to one percent (1.00%) of the maximum face amount of each such Letter of Credit from time to time outstanding, payable by the Borrower on or before the issuance of such Letter of Credit by the Bank and annually thereafter on the same date unless and until (i) such Letter of Credit has expired or has been returned to the Bank, or (ii) the Bank has paid the beneficiary thereunder the full face amount of such

Letter of Credit. In addition to such fees, the Borrower also agrees to pay diminimis administrative fees and costs customarily charged by the Bank in connection with the issuance of letters of credit, whether as set forth in the Master Letter of Credit Agreement, fee schedules or otherwise.

         The Bank is authorized to rely on any written, verbal, electronic, telephonic or telecopy loan requests which the Bank believes in its good faith judgment to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case. The Borrower does hereby irrevocably confirm, ratify and approve all such advances by the Bank and does hereby indemnify the Bank against losses and expenses (including court costs, reasonable attorneys' and paralegals' fees) and shall hold the Bank harmless with respect thereto.

6. COLLATERAL AND GUARANTIES.

         6.1 Collateral. Borrower acknowledges and agrees that the Obligations shall at all times be secured by (a) a valid, perfected and enforceable Lien on Cash Collateral of the Borrower in an amount not less than Fifteen Million Dollars ($15,000,000) and (b) a valid, perfected and enforceable Lien on all other assets and properties of the Borrower and Guarantors described in the Security Agreement which shall at all times have a collateral loan value (as determined by the Bank in accordance with its customary standards for commercial loans and after deducting outstanding obligations secured by a first priority lien in favor of GECC therein) of not less than Five Million Dollars ($5,000,000). The Borrower further acknowledges and agrees that such Lien on Cash Collateral shall be a valid and perfected first priority Lien and shall in the case of all other Collateral be a valid and perfected Lien (subject to the Allowed Liens as defined in the Security Agreement) as set forth in the Intercreditor Agreement. The Bank agrees, so long as no Event of Default, or event which with the lapse of time, the giving of notice or both, would constitute an Event of Default, shall have occurred and be continuing, upon request to do so by the Borrower, the Bank shall release its Lien on, and disburse to the Borrower all sums on deposit in the Cash Collateral Account in excess of $15,000,000 or such greater amount as shall have been deposited by the Borrower therein pursuant to Section 9.1(n) hereof. The Bank further agrees that in the event Borrower either reduces the Revolving Loan Commitment or increases and maintains the amount of Eligible Cash Collateral to an amount equal to the existing Revolving Loan Commitment (as set out in Section 9.1(n) hereof) then the Bank shall terminate its Lien on all Collateral other than the Cash Collateral Account and all monies on deposit therein.

         6.2 Guaranties. The payment and performance of the Obligations shall at all times be guarantied by the Guarantors pursuant to Section 11 of this Agreement.

         6.3 Further Assurances. The Borrower agrees that it will, and will cause each Guarantor to, from time to time, execute and deliver such documents and do such things as Bank may reasonably request in order to provide for or perfect or protect such Liens on the Collateral.

7. REPRESENTATIONS AND WARRANTIES. To induce the Bank to make the Loans, the Borrower makes, repeats and reaffirms all representations and warranties to the Bank contained in Section 3 of the Term Facility Agreement (other than Sections
3.6 and 3.17 which are specifically excluded), all of which representations and warranties (together with all definitions of capitalized terms contained therein and all related Schedules and Exhibits are herein incorporated by reference herein, mutatis mutandis, with the same force and effect as if set forth in their entirety; provided that all references in such Section 3 to (i) "Lenders",
(ii) "Credit Parties" or Credit Party", (iii) "Agent", (iv) "Loan Documents",
(v) "Loans" as defined herein and (vi) "Notes" contained therein shall be deemed references to the (i) Bank, (ii) Borrower or Obligors, as appropriate, (iii) Bank, (iv) Loan Documents (v) Loans and (vi) Note, respectively, as such terms are defined herein, each of which shall be true and correct as of the date of the execution and delivery of this Agreement, and which shall survive the execution and delivery of this Agreement.

8. COVENANTS.

         8.1 Term Facility Agreement. Borrower hereby agrees that so long as the Revolving Loan Commitment remains in effect and until all Obligations have been fully paid and satisfied, Borrower will furnish the Bank with its 10-Q and 10K statements as filed with the Securities and Exchange Commission and if Borrower ceases to be a public company then Borrower agrees to furnish Bank comparable financial statements reasonably acceptable to the Bank and comply with all the covenants and agreements contained in Sections 1.4, 1.8, 5 (other than Sections 5.4, 5.6, 5.8, 5.9, 5.11 and 5.12 thereof which are specifically excluded) and 6 (other than Sections 6.2, 6.3, 6.4(b), 6.5(b), 6.8, 6.10, 6.11, 6.14 and 6.18
which are specifically excluded) and all related Annexes (other than Annex F and Annex G which are specifically excluded) of the Term Facility Agreement all of which covenants and agreements, together with all definitions of capitalized terms contained therein, are hereby incorporated by reference, mutatis mutardis, with the same force and effect as if set forth in their entirety; provided that all references in such provisions to (i) "Lenders", (ii) "Credit Parties" or "Credit Party", (iii) Agent, (iv) "Loan Documents", (v) "Loans" and (vi) "Notes" contained therein shall be deemed references to (i) the Bank, (ii) Borrower or Obligors, as appropriate, (iii) Lender, (iv) Loan Documents, (v) Loans and (vi) Note, respectively, as such terms are defined herein. The foregoing to the contrary notwithstanding the Bank agrees that the Borrower's obligations to provide financial statements contained in any of the hereinabove covenants shall be deemed satisfied if provided to Bank in its capacity as a lender under the Term Facility Agreement. In the event the Revolving Credit Commitment is fully supported by Eligible Cash Collateral, the Borrower shall not be required to comply with any covenants contained in Section 6 of the Term Facility Agreement incorporated by reference herein.

         8.2 Lockbox Agreement. Within twelve (12) months after the parties' execution of this Agreement, the Borrower shall direct all of its account debtors to make all payments on the "Accounts" (as defined in the Security Agreement) directly to a post office box (the "Lockbox") which shall be subject to the terms and conditions of the Lockbox Agreement. The Borrower agrees to pay all fees, costs and expenses which the Bank incurs in connection with opening and maintaining the Lockbox account and depositing for collection by the Bank any check or other item of payment received by the Bank. All of such fees, costs and expenses shall constitute Obligations hereunder, shall be payable to the Bank by the Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder. All checks, drafts, instruments and other items of payment or proceeds of Collateral shall be endorsed for deposit with the Bank, and, if that endorsement of any such item shall not be made for any reason, the Bank is hereby irrevocably authorized to endorse the same on the Borrower's behalf for deposit into the Borrower's account subject to the terms of the Lockbox Agreement. For the purpose of this paragraph, the Borrower irrevocably hereby makes, constitutes and appoints the Bank (and all Persons designated by the Bank for that purpose) as the Borrower's true and lawful attorney and agent-in-fact consistent with the terms of the Lockbox Agreement
(i) to endorse the Borrower's name upon said items of payment and/or proceeds of Collateral and upon any Chattel Paper, document, instrument, invoice or similar document or agreement relating to any Account of the Borrower or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; and (iii) to have access to any lock box or postal box into which any of the Borrower's mail is deposited, and open and process all mail addressed to the Borrower and deposited therein, all in accordance with the terms of the Lockbox Agreement.

9. EVENTS OF DEFAULT. The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an "Event of Default").

         9.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

                  (a) Borrower or any Guarantor (i) fails to make any payment of principal of, or interest on, or fees owing in respect of, the Loans or any of the other Obligations within three (3) Business Days of when such payment is due and payable, or (ii) fails to pay or reimburse the Bank for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Bank's demand for such reimbursement or payment of expenses.

                  (b) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Sections 1.4, 1.8 or 6 of the Term Facility Agreement (to the extent incorporated herein by reference) or any of the provisions set forth in Annex C of the Term Facility Agreement (to the extent incorporated herein by reference), respectively.

                  (c) Borrower shall fail or neglect to perform, keep or observe any of the provisions set forth in Annex E, respectively of the Term Facility Agreement (as incorporated herein by reference), and the same shall remain unremedied for five (5) days or more.

                  (d) Any Obligor shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9.1) and the same shall remain unremedied for thirty (30) days or more).

                  (e) A default or breach shall occur under any other agreement, document or instrument to which any Obligor is a party which is not cured within any applicable grace period, and such default or breach
         (i) involves the failure to make any payment when due in respect of any Indebtedness (as defined in the Term Facility Agreement) (other than the Obligations) of any Obligor in excess of $4,000,000 in the aggregate, or (ii) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of $4,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

                  (f) Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Bank by any Obligor is untrue or incorrect in any material respect as of the date when made or deemed made.

                  (g) Assets of any Obligor with a book value of $750,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Obligor and such condition continues for thirty (30) days or more.

                  (h) A case or proceeding shall have been commenced against any Obligor seeking a decree or order in respect of any Obligor (I) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator ( or similar official) for any Obligor or of any substantial part of any such Obligor's assets, or
         (iii) ordering the winding-up or liquidation of the affairs of any Obligor, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.

                  (i) Any Obligor (i) shall file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) shall fail to contest in a timely and appropriate manner or shall consent to the institution of proceeding thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Obligor or any substantial part of any such Person's assets, (iii) shall made an assignment for the benefit of creditors, (iv) shall take any corporate action in furtherance of any of the foregoing; or (v) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due.

                  (j) A final judgment or judgments for the payment of money which would result in a Material Adverse Effect (other than a judgment for which a financially sound and reputable insurer has admitted liability) shall be rendered against any Obligor and the same shall not, within sixty (60) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

                  (k) Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Obligor shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

                  (l) Any Change of Control shall occur.

                  (m) Any event shall occur, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of Obligors generating more than 20% of Obligors' consolidated revenues for the fiscal year preceding such event and such cessation or curtailment continues for more than twenty (20) days (or if any such event is fully insured, including business interruption insurance at the levels necessary to fully compensate such affected Obligor for its losses during such period, one hundred eighty (180) days) except where such event shall result in prepayments to the lenders under the Term Facility Agreement.

                  (n) Any default or breach by any Obligor shall occur and be continuing under the Term Facility Agreement or the Term Facility Agreement shall be terminated for any reason; provided however that termination of the Term Facility Agreement other than as a result of the occurrence of an Event of Default thereunder shall not be an Event of Default hereunder if Borrower shall either reduce the Revolving Loan Commitment to an amount equal to the Eligible Cash Collateral or increase and maintain the amount of Eligible Cash Collateral to equal the existing Revolving Loan Commitment..

                  (o) Any default or breach by any Obligor shall occur and be continuing under any agreement, including without limitation, any security agreement, pledge agreement, credit agreement or loan agreement, any note, loan or lease, including without limitation, any personal property lease, real property lease, synthetic lease or aircraft lease, or any credit facility with or in favor of GECC, either individually, or as agent for others, and any modification, extension, amendment or restatement of any of the foregoing.

         9.2. Term Facility Agreement Amendments. In the event that Section 8.1 of the Term Facility Agreement is amended, the comparable provision of
         Section 9.1 of this Agreement shall automatically also be amended in a manner consistent therewith.

10. REMEDIES. Upon the occurrence of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrower to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under either Section 9.1(i) or 9.1(h), all commitments of the Bank to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank's rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, [of any of the Borrower / the Guarantor / any of the Guarantors or] of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary.

11. GUARANTY.

         11.1 The Guarantees. To induce the Bank to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the commitment and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor hereby unconditionally and irrevocably guarantees jointly and severally to the Bank, and each other holder of any of the Obligations, the due and punctual payment of all present and future Obligations evidenced by or arising out of the Loan Documents, including, but not limited to, the due and punctual payment of principal of and interest on the Note, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower or any other Guarantor under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof, provided that the Borrower shall not be understood to be a Guarantor of any Obligations with respect to which it is the primary obligor. In case of failure by the Borrower to timely pay any Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be timely made as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such Subsidiary, as the case may be.

         11.2 Guarantee Unconditional. The obligations of each Guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

                  (a) any extension, renewal, settlement, compromise, waiver, or release in respect of any Obligation of the Borrower or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

                  (b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

                  (c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower, any other Guarantor, or any of their respective assets, or any resulting release or discharge of any Obligation of the Borrower or of any other Guarantor contained in any Loan Document;

                  (d) the existence of any claim, set-off, or other rights which the Borrower or any other Guarantor may have at any time against the Bank, or any other Person, whether or not arising in connection herewith;

                  (e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower, any other Guarantor, or any other Person or Property;

                  (f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower, regardless of what obligations of the Borrower remain unpaid;

                  (g) any invalidity or unenforceability relating to or against the Borrower or any other Guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other Guarantor of the principal of or interest on the Note or any Loan or any other amount payable under the Loan Documents; or

                  (h) any other act or omission to act or delay of any kind by the Bank, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 11.

         11.3 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor's obligations under this Section 11 shall remain in full force and effect until the Revolving Commitment is terminated, all Letters of Credit have expired, and the principal of and interest on the Note and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and all other Obligations shall have been paid in full. If at any time any payment of the principal of or interest on the Note or any Loan or any other amount payable by the Borrower or any Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or of any Guarantor, or otherwise, each Guarantor's obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

         11.4 Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Revolving Commitment and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Revolving Commitment and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Bank and shall forthwith be paid to the Bank to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

         11.5 Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Bank or any other Person against the Borrower, another Guarantor, or any other Person.

         11.6 Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 11 shall not exceed $1.00 less than the lowest amount which would render such Guarantor's obligations under this Section 11 void or voidable under applicable law, including without limitation fraudulent conveyance law.

         11.7 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy, or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Bank.

12. MISCELLANEOUS.

         12.1 Obligations Absolute. None of the following shall affect the Obligations of the Borrower to the Bank under this Agreement or the Bank's rights with respect to the Collateral:

                  (a) acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;

                  (b) release by the Bank of all or any part of the Collateral or of any party liable with respect to the Obligations;

                  (c) release, extension, renewal, modification or substitution by the Bank of the Note, or any note evidencing any of the Obligations, or the compromise of the liability of the Obligations; or

                  (d) failure of the Bank to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

         12.2 Entire Agreement. This Agreement and the other Loan Documents (i) are valid, binding and enforceable against the Borrower, the Guarantors and the Bank in accordance with their provisions and no conditions exist as to their legal effectiveness; (ii) constitutes the entire agreement between the parties; and (iii) are the final expression of the intentions of the Borrower, the Guarantors and the Bank. No promises, either expressed or implied, exist between the Borrower, and Guarantor and the Bank, unless contained herein. This Agreement supersedes all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof.

         12.3 Amendments; Waivers. No amendment, modification, termination, discharge or waiver of any provision of this Agreement or of the Loan Documents, or consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only for the specific purpose for which given.

         12.4 INTENTIONALLY OMITTED

         12.5 WAIVER OF JURY TRIAL. THE BANK, THE BORROWER AND GUARANTORS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN

CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK, THE BORROWER AND GUARANTORS ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

         12.6 LITIGATION. TO INDUCE THE BANK TO MAKE THE LOANS, EACH OF THE BORROWER AND EACH GUARANTOR IRREVOCABLY AGREES THAT ALL ACTIONS ARISING, DIRECTLY OR INDIRECTLY, AS A RESULT OR CONSEQUENCE OF THIS AGREEMENT, THE NOTE, ANY OTHER AGREEMENT WITH THE BANK OR THE COLLATERAL, SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING THEIR SITUS IN THE CITY OF CHICAGO, ILLINOIS. EACH OF THE BORROWER AND EACH GUARANTOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID CITY, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS. EACH OF THE BORROWER AND EACH GUARANTOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWER AND GUARANTORS AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

         12.7 Assignability. The Bank shall not assign its rights in this Agreement, the Note, the Obligations, or any part thereof and transfer the Bank's rights in any or all of the Collateral provided that the foregoing shall not prohibit any pledge or grant to a Federal Reserve Bank to secure obligations of the Bank or the sale of one or more participations in the Loans. The Borrower may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank. This Agreement shall be binding upon the Bank and the Borrower and their respective legal representatives and successors. All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote.

         12.8 Confidentiality. The Borrower and the Bank hereby agree and acknowledge that any and all information relating to the Borrower which is (i) furnished by the Borrower to the Bank (or to any affiliate of the Bank), and
(ii) non-public, confidential or proprietary in nature, shall be kept confidential by the Bank or such affiliate in accordance with applicable law, provided, however, that such information and other credit information relating to the Borrower may be distributed by the Bank or such affiliate to the Bank's or such affiliate's directors, officers, employees, attorneys, affiliates, auditors and regulators, and upon the order of a court or other governmental agency having jurisdiction over the Bank or such affiliate, to any other party. The Borrower and the Bank further agree that this provision shall survive the termination of this Agreement.

         12.9 Binding Effect. This Agreement shall become effective upon execution by the Borrower and the Bank. If this Agreement is not dated or contains any blanks when executed by the Borrower, the Bank is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

         12.10 Governing Law. This Agreement, the Loan Documents and the Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks), and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State.

         12.11 Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         12.12 Survival of Borrower Representations. All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Note, and shall be deemed to be continuing representations and warranties until such time as the Borrower has fulfilled all of its Obligations to the Bank, and the Bank has been paid in full. The Bank, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

         12.13 Extensions of Bank's Commitment and Note. This Agreement shall secure and govern the terms of any extensions or renewals of the Bank's commitment hereunder and the Note[s] pursuant to the execution of any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Note.

         12.14 Time of Essence. Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

         12.15 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

         12.16 Facsimile Signatures. The Bank is hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to the Bank by facsimile, telegraphic or other electronic transmission (each, a "Communication") which the Bank in good faith believes has been signed by Borrower and has been delivered to the Bank by a properly authorized representative of the Borrower, whether or not that is in fact the case. Notwithstanding the foregoing, the Bank shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Bank in lieu of, or in addition to, any such Communication.

         12.17 Notices. Except as otherwise provided herein, the Borrower waives all notices and demands in connection with the enforcement of the Bank's rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing, sent by certified or registered mail, postage prepaid, by facsimile, telegram or delivered in person, and addressed as follows:

If to the Borrower:

Titan International, Inc.
2701 Spruce Street
Quincy, Illinois 62301
Attention:     Cheri T. Holley, Vice President and
               General Counsel

With a copy to:

William M. McCleery
Schmiedeskamp, Robertson, Neu and Mitchell
525 Jersey Street
P.O. Box 1069
Quincy, Illinois 62306

If to the Bank:

LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois  60603
Attention: Richard Bott
Facsimile: 312-904-1706

         or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         12.18 Indemnification. The Borrower agrees to defend (with counsel satisfactory to the Bank), protect, indemnify and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys' fees and time charges of attorneys who may be employees of the Bank, any parent corporation or affiliated corporation of the Bank), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Bank's rights and remedies under this Agreement, the other Loan Documents, the Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Bank; provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, be added to the Obligations of the Borrower and be secured by the Collateral. The provisions of this Section 12.18 shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement for a period of seven (7) years thereafter.